Exhibit 99.1
NEWS
Contacts:

Analysts/Investors:
Frank A. Carchedi - Chief Financial Officer
(301) 215-8276 or (888) 204-5960
fcarchedi@costar.com

Media:
Audra Capas - Vice President, Communications
(301) 280-7674 or (800) 893-5095
acapas@costar.com

CoStar Group, Inc. Announces Third Quarter 2006 Results

With Consistent Revenue Growth, Earnings Per Share Double from Previous Quarter and Quadruple Compared to Q3 2005

Company Begins Investment to Add 100 New Markets

BETHESDA, MD- October 25, 2006 - CoStar Group, Inc. (NASDAQ: CSGP) today announced that, with continued strong revenue growth, its third quarter 2006 earnings per diluted share quadrupled to $0.25 per share compared to $0.06 per share for the same period a year ago. Revenues increased 18.2% from $34.3 million in the third quarter of 2005 to $40.6 million in the third quarter of 2006.

Year 2005-2006 Quarterly Results
($’s in millions, except per share data)
	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$31.3	$32.9	$34.3	$35.8	$37.3	$38.9	$40.6
EBITDA	4.2	4.2	3.7	7.0	4.7	5.3	8.8
Net income	1.0	1.1	1.1	3.2	1.9	2.3	4.7
Net income per share - diluted	0.05	0.06	0.06	0.17	0.10	0.12	0.25
Weighted average outstanding shares - diluted	18.9	18.9	19.1	19.2	19.3	19.3	19.1

“We are proud of our third quarter 2006 results, which reflect continued strong subscription revenue growth and growing profitability,” said CoStar President & CEO Andrew C. Florance. “This earnings momentum also reflects our continual and successful investment in the company’s long-term growth. Having 21 new expansion markets become profitable, in aggregate, ahead of plan was a huge achievement -- one we expect to replicate as we initiate investments to research 100 new markets across the United States.”

Revenues for the third quarter of 2006 increased sequentially by 4.2% compared to the second quarter of 2006. The majority of that growth was driven by CoStar’s core subscription-based revenues and consistently high renewal rates, which were approximately 92% for the third quarter of 2006. CoStar’s rate of renewal for subscription services has been above 90% for the past 10 consecutive quarters. The company has reported sequential revenue increases in every quarter since its IPO in 1998.

CoStar’s net income increased to $4.7 million, or $0.25 per share, for the third quarter of 2006 compared to net income of $1.1 million, or $ 0.06 per share, for the third quarter of 2005. For the quarter ended September 30, 2006, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $8.8 million compared to EBITDA of $3.7 million in the third quarter of 2005.

The third quarter 2006 operating results include costs estimated at $3.0 million in connection with our new retail real estate information service and our national research expansion. The third quarter 2006 results also include non-cash charges for equity compensation of $1.0 million, including stock option compensation expense of approximately $690,000, resulting from CoStar’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-based Payment” (SFAS 123R). The charges are primarily included in selling and marketing expense as well as general and administrative expense and, by comparison, were only $68,000 for the third quarter of 2005. The company expects 2006 non-cash equity compensation expense to be approximately $4.0 million.

As of September 30, 2006, the company had $154.9 million in cash, cash equivalents and short-term investments. The company has no long-term debt.

During the third quarter CoStar accelerated efforts to replicate its proven track record of profitability, expanding both its geographic coverage and research operations in 100 new metropolitan statistical areas (MSAs) across the United States. To support this massive property data collection and verification process, the company has hired, trained and deployed nearly 150 new researchers since the second quarter of 2006.

As the industry’s largest commercial real estate research organization, CoStar gathers and verifies for-sale and for-lease listings across all commercial property types - office, industrial, retail, land, mixed-use, hospitality and multifamily - throughout the United States and United Kingdom. The company’s professional researchers personally contact property brokers, owners, developers, lenders, tenants and appraisers to ensure the completeness and accuracy of CoStar’s listings - a level of due diligence that we believe no other commercial real estate information service provides.

The company also announced the imminent release of a major upgrade of CoStar COMPS Professional®, the company’s second largest revenue driver behind CoStar Property Professional®.

“In November we expect to launch a significant upgrade to what is already the most comprehensive database of verified sales comparables in the commercial real estate industry,” Florance explained. “With this upgrade, we plan to deliver more verified comparables to our subscribers faster, give them better mapping capabilities and higher quality information - all with an easier-to-use interface. In addition, we will shortly integrate our two primary back-end research systems into one easier-to-learn and more efficient system, which should provide our researchers with significant efficiency gains and enable us to produce more comps, more quickly, more accurately and more comprehensively. With nearly 100 new features in this upgrade, we believe our customers will see an immediate gain in efficiency and productivity.”

COMPS Professional is the nation’s most comprehensive source of verified commercial property sales comparables, which enables industry professionals to research property comparables, identify market trends, expedite the appraisal process and support property valuations. CoStar COMPS Professional subscribers also have integrated access to CoStar’s inventory of approximately 175,000 for-sale listings, the nation’s largest researched listings source. Since CoStar acquired the COMPS product in 2000, the company’s sales comparables database has grown 104% to a total value of over $2.0 trillion.

2006 Outlook

“For 2006, we expect organic revenue growth of approximately 18% to 19% over 2005,” said CoStar Group Chief Financial Officer Frank A. Carchedi. “For the fourth quarter of 2006, we expect a sequential revenue increase over the third quarter of 2006 of approximately 3.5% to 5.0%.”

“We are raising our expectations for 2006 net income per share. We expect 2006 fully diluted net income per share to be approximately $0.60,” he added. “For the fourth quarter of 2006, we expect fully diluted net income per share of approximately $0.12 to $0.17.”

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Revenues	$40,571	$34,320	$116,791	$98,534
Cost of revenues	14,005	11,001	39,537	32,327
Gross margin	26,566	23,319	77,254	66,207

Operating expenses:
Selling and marketing	8,834	9,326	31,868	29,248
Software development	2,835	2,580	8,817	7,457
General and administrative	7,985	7,092	23,187	20,722
Restructuring charge	--	2,217	--	2,217
Purchase amortization	1,076	1,132	3,300	3,360
	20,730	22,347	67,172	63,004

Income from operations	5,836	972	10,082	3,203
Other income, net	1,852	932	4,888	2,255
Income before income taxes	7,688	1,904	14,970	5,458
Income tax expense, net	2,990	767	6,108	2,204
Net income	$4,698	$1,137	$8,862	$3,254

Net income per share - basic	$0.25	$0.06	$0.47	$0.18
Net income per share - diluted	$0.25	$0.06	$0.46	$0.17

Weighted average outstanding shares - basic	18,787	18,485	18,724	18,390
Weighted average outstanding shares - diluted	19,130	19,092	19,176	18,945

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$4,698	$1,137	$8,862	$3,254
Purchase amortization in cost of revenues	264	173	781	992
Purchase amortization in operating expenses	1,076	1,132	3,300	3,360
Depreciation and other amortization	1,609	1,454	4,542	4,538
Interest income, net	(1,852)	(932)	(4,888)	(2,255)
Income tax expense, net	2,990	767	6,108	2,204
EBITDA	$8,785	$3,731	$18,705	$12,093

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,769	$28,065
Short-term investments	122,127	106,120
Accounts receivable, net	7,872	5,673
Deferred income taxes	4,476	4,475
Prepaid and other current assets	3,269	2,205
Total current assets	170,513	146,538

Deferred income taxes	12,824	18,690
Property and equipment, net	16,851	15,144
Intangible and other assets, net	66,638	66,410
Deposits	1,557	1,277
Total assets	$268,383	$248,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,407	$14,399
Deferred revenue	8,761	7,638
Total current liabilities	25,168	22,037

Deferred income taxes	870	1,226

Stockholders' equity	242,345	224,796
Total liabilities and stockholders' equity	$268,383	$248,059

Reconciliation of Non-GAAP Financial Measures with 2005-2006 Quarterly Results
(in millions)
	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$1.0	$1.1	$1.1	$3.2	$1.9	$2.3	$4.7
Purchase amortization	1.6	1.5	1.3	1.4	1.4	1.4	1.3
Depreciation and other amortization	1.6	1.5	1.4	1.5	1.4	1.5	1.6
Interest income, net	(0.6)	(0.7)	(0.9)	(1.2)	(1.4)	(1.6)	(1.8)
Income tax expense, net	0.6	0.8	0.8	2.1	1.4	1.7	3.0
EBITDA	$4.2	$4.2	$3.7	$7.0	$4.7	$5.3	$8.8

Management will conduct a conference call to discuss earnings results for the third quarter ended September 30, 2006 and the financial outlook for the fourth quarter of 2006 at 11:00 a.m. EDT on Thursday, October 26, 2006.

The audio portion of the conference call will be broadcast live over the Internet at www.costar.com/corporate/investor/. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on November 2, 2006. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 7922313. The replay will also be available over the Internet at www.costar.com/corporate/investor/ for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the number one provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 66 U.S. markets, London and the United Kingdom. Headquartered in Bethesda, MD, the company has approximately 1,200 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2005 and Costar’s Form 10-Q for the quarter ended June 30, 2006, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that our earnings momentum and successful long-term growth will continue at the same rate in the future; that we will be able to replicate the success achieved in the 21 new expansion markets as we initiate investments to research 100 new markets across the United States; that we will be able to successfully replicate our proven track record of profitability by expanding both our geographic coverage and research operations to 100 new MSAs across the United States; that 2006 non-cash equity compensation expense will be as stated in this press release; that no other commercial real estate information service provides or will not provide the level of due diligence that CoStar does with respect to its listings; that we will be able to successfully launch a major upgrade to CoStar COMPS Professional in early November; that we will be able to successfully deliver more verified comparables to our subscribers faster, give them better mapping capabilities and higher quality information, with an easier-to-use interface; that we will be able to successfully integrate our two primary back-end research systems into one easier-to-learn and more efficient system and that that integration will provide researchers with significant efficiency gains and enable us to produce more comps, more quickly, more accurately and more comprehensively; that our customers will see an immediate gain in efficiency and productivity with nearly 100 new features in the COMPS Professional upgrade; that COMPS Professional will enable industry professionals to research property comparables, identify market trends, expedite the appraisal process and support property valuations; that organic revenue growth for 2006 will be as stated in this press release; that CoStar’s quarterly sequential growth rate for the fourth quarter of 2006 will be as stated in this press release; and that CoStar's fully diluted net income per share for the year ending 2006 or for the fourth quarter of 2006 will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date of this press release, and CoStar assumes no obligation to update such statements.